Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Reports Third Quarter 2009 Results

•                  Third quarter revenue was $451.9 million, down 1 percent from the second quarter of 2009.

•                  Third quarter EPS was $0.47 and third quarter adjusted EPS was $0.57.

•                  Announced agreement to acquire IXI Corporation, a leading provider of information on consumer financial assets, income and spending.

ATLANTA, October 21, 2009 — Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended September 30, 2009.  The company reported revenue of $451.9 million in the third quarter of 2009, a 7 percent decrease from the third quarter of 2008, of which 3 percent was due to the unfavorable effect of foreign exchange rates.  Diluted earnings per share (“EPS”) for the third quarter of 2009 was $0.47 compared to $0.56 in the same period of the prior year.  On a non-GAAP basis, adjusted EPS, which excludes the impact of acquisition-related amortization expense and the restructuring and asset write-down charges and income tax benefit in the prior year, was $0.57 compared to $0.63 in the third quarter of 2008.

“Our business continues to perform well in a very challenging operating environment. Strong operating margins and the strength of our balance sheet enable us to pursue strategic acquisitions that will further enhance our competitive position while providing incremental revenue and EPS growth,” said Richard F. Smith, Equifax’s Chairman and Chief Executive Officer. “Earlier today we announced an agreement on an important strategic acquisition, IXI Corporation. The wealth and asset data, which IXI owns, significantly broadens and deepens the insight about consumers’ capacity, ability and propensity to spend or to pay on their obligations. This unique consumer wealth data substantially enhances our strategy of providing differentiated data, best-in-class analytics, and technology for our customers’ decisioning needs.”

Third Quarter 2009 Report

•                  Revenue decreased 1 percent on a reported basis versus the second quarter of 2009.

•                  Operating margin was 23.5 percent, flat when compared to the second quarter of 2009, but down from an adjusted operating margin of 25.6 percent in the third quarter of 2008, excluding the impact of restructuring and asset write-down charges in the prior year.

•                  Total debt at September 30, 2009 decreased $84.9 million from June 30, 2009.

U.S. Consumer Information Solutions (USCIS)

Total revenue was $200.7 million in the third quarter of 2009, down 5 percent when compared to the second quarter of 2009 and down 9 percent from the third quarter of 2008.

•                  Online Consumer Information Solutions revenue was $131.4 million, down 13 percent from a year ago.

•                  Mortgage Solutions revenue was $22.5 million, up 35 percent from a year ago.

•                  Credit Marketing Services revenue was $25.7 million, down 14 percent from a year ago.

•                  Direct Marketing Services revenue was $21.1 million, down 7 percent from a year ago.

Operating margin for USCIS was 34.6 percent in the third quarter of 2009, down from 35.2 percent in the second quarter of 2009.  Third quarter 2008 operating margin was 38.2 percent.

International

Total revenue was $114.9 million in the third quarter of 2009, a 9 percent increase over the second quarter of 2009, but a 13 percent decrease from the third quarter of 2008.  In local currency, revenue was up 4 percent when compared to the second quarter of 2009, but down 4 percent when compared to the same period in the prior year.

•                  Latin America revenue was $52.3 million, down 2 percent in local currency and down 12 percent in U.S. dollars from a year ago.

•                  Europe revenue was $36.5 million, down 8 percent in local currency and down 19 percent in U.S. dollars from a year ago.

•                  Canada Consumer revenue was $26.1 million, down 3 percent in local currency and down 8 percent in U.S. dollars from a year ago.

Operating margin for International was 27.0 percent in the third quarter of 2009, up from 25.3 percent in the second quarter of 2009, but down from 30.0 percent in the third quarter of 2008.

TALX

Total revenue was $83.1 million in the third quarter of 2009, a 13 percent increase over the third quarter of 2008.

•                  The Work Number revenue was $37.0 million, up 13 percent from a year ago.

•                  Tax and Talent Management Services revenue was $46.1 million, also up 13 percent from a year ago.

Operating margin for TALX was 21.4 percent in the third quarter of 2009, up from 16.1 percent in the third quarter of 2008.

North America Personal Solutions

Total revenue was $37.1 million, a 1 percent decrease from the second quarter of 2009 and a 9 percent decrease from the third quarter of 2008. Operating margin was 27.3 percent, up from 21.5 percent in the second quarter of 2009, but down from 29.8 percent in the third quarter of 2008.

North America Commercial Solutions

Total revenue was $16.1 million, flat in local currency and up 2 percent in U.S. dollars from the second quarter of 2009. Revenue was down 2 percent in local currency and down 4 percent in U.S. dollars compared to the third quarter of 2008.  Operating margin was 17.8 percent, up from 15.4 percent in the second quarter of 2009 and up from 14.8 percent in the third quarter of 2008.

Fourth Quarter 2009 Outlook

Based on the current level of domestic and international business activity and current foreign exchange rates, adjusted EPS for the fourth quarter of 2009 is expected to be between $0.53 and $0.58.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, October 22, 2009, at 8:30 a.m. (EDT) via a live audio webcast.  To access the webcast, go to the Investor Center of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast.  This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents operating income and margin excluding the 2008 third quarter restructuring and asset write-down charges and net income and diluted EPS excluding acquisition-related amortization expense, the 2008 restructuring and asset write-down charges, both net of tax, and the 2008 third quarter income tax benefit.  These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A.  This information can also be found under “Investors/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made.  Management does not undertake any obligation to update any forward-looking statements.

Actual results may differ materially from those expressed or implied.  Such differences may result from actions taken by Equifax, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond Equifax’s control, including but not limited to changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, our ability to achieve targeted cost efficiencies, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, and the outcome of our pending litigation.  Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2008 under Item 1A, “Risk Factors”, and our other filings with the Securities and Exchange Commission.

EQUIFAX

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	September 30,
	2009	2008
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$451.9	$484.1

Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	190.3	197.0
Selling, general and administrative expenses	115.7	138.5
Depreciation and amortization	39.6	41.4
Total operating expenses	345.6	376.9
Operating income	106.3	107.2
Interest expense	(14.1)	(16.9)
Other income, net	0.2	1.5
Consolidated income before income taxes	92.4	91.8
Provision for income taxes	(31.0)	(18.0)
Consolidated net income	61.4	73.8
Less: Net income attributable to noncontrolling interest	(1.7)	(1.5)
Net income attributable to Equifax	$59.7	$72.3

Basic earnings per common share	$0.47	$0.57

Weighted-average shares used in computing basic earnings per share	126.4	127.5

Diluted earnings per common share	$0.47	$0.56

Weighted-average shares used in computing diluted earnings per share	128.0	129.8

Dividends per common share	$0.04	$0.04

EQUIFAX

CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,
	2009	2008
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$1,360.2	$1,489.1

Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	571.7	607.6
Selling, general and administrative expenses	355.4	403.1
Depreciation and amortization	116.9	117.3
Total operating expenses	1,044.0	1,128.0
Operating income	316.2	361.1
Interest expense	(42.9)	(53.9)
Other income, net	5.7	2.7
Consolidated income before income taxes	279.0	309.9
Provision for income taxes	(100.4)	(96.1)
Consolidated net income	178.6	213.8
Less: Net income attributable to noncontrolling interest	(4.9)	(5.0)
Net income attributable to Equifax	$173.7	$208.8

Basic earnings per common share	$1.38	$1.62

Weighted-average shares used in computing basic earnings per share	126.3	128.7

Diluted earnings per common share	$1.36	$1.59

Weighted-average shares used in computing diluted earnings per share	127.8	131.1

Dividends per common share	$0.12	$0.12

EQUIFAX

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In millions, except par values)	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77.7	$58.2
Trade accounts receivable, net of allowance for doubtful accounts of $15.6 and $14.5 at September 30, 2009 and December 31, 2008, respectively	251.7	253.4
Prepaid expenses	39.6	22.9
Other current assets	16.6	19.3
Total current assets	385.6	353.8

Property and equipment:
Capitalized internal-use software and system costs	304.8	313.9
Data processing equipment and furniture	180.0	176.6
Land, buildings and improvements	164.8	124.0
Total property and equipment	649.6	614.5
Less accumulated depreciation and amortization	(333.5)	(328.2)
Total property and equipment, net	316.1	286.3
Goodwill	1,813.9	1,760.0
Indefinite-lived intangible assets	95.4	95.1
Purchased intangible assets, net	626.1	682.2
Other assets, net	89.4	82.9
Total assets	$3,326.5	$3,260.3

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$299.7	$31.9
Capital lease obligation	29.0	—
Accounts payable	25.6	29.9
Accrued expenses	51.0	57.6
Accrued salaries and bonuses	51.4	54.2
Deferred revenue	59.4	65.7
Other current liabilities	62.6	78.7
Total current liabilities	578.7	318.0

Long-term debt	740.4	1,187.4
Deferred income tax liabilities, net	248.7	215.3
Long-term pension and other postretirement benefit liabilities	139.9	166.0
Other long-term liabilities	55.3	50.1
Total liabilities	1,763.0	1,936.8
Equifax shareholders’ equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 and 189.2 at September 30, 2009 and December 31, 2008, respectively; Outstanding shares - 126.4 and 126.3 at September 30, 2009 and December 31, 2008, respectively	236.6	236.5
Paid-in capital	1,088.4	1,075.2
Retained earnings	2,439.2	2,281.0
Accumulated other comprehensive loss	(317.7)	(390.6)
Treasury stock, at cost, 60.2 shares and 59.7 shares at September 30, 2009 and December 31, 2008, respectively	(1,848.9)	(1,837.9)
Stock held by employee benefits trusts, at cost, 2.7 shares and 3.2 shares at September 30, 2009 and December 31, 2008, respectively	(46.9)	(51.8)
Total Equifax shareholders’ equity	1,550.7	1,312.4
Noncontrolling interest	12.8	11.1
Total equity	1,563.5	1,323.5
Total liabilities and equity	$3,326.5	$3,260.3

EQUIFAX

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(In millions)	2009	2008
	(Unaudited)
Operating activities:
Consolidated net income	$178.6	$213.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116.9	117.3
Stock-based compensation expense	13.5	15.9
Tax effects of stock-based compensation plans	0.1	2.9
Excess tax benefits from stock-based compensation plans	(0.5)	(1.9)
Deferred income taxes	24.6	(14.6)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	11.8	15.9
Prepaid expenses and other current assets	(13.0)	0.2
Other assets	(4.3)	(4.7)
Current liabilities, excluding debt	(46.4)	(8.7)
Other long-term liabilities, excluding debt	(12.5)	(8.0)
Cash provided by operating activities	268.8	328.1

Investing activities:
Capital expenditures	(51.2)	(89.3)
Dividends from (investment in) unconsolidated affiliates	1.8	(4.4)
Acquisitions, net of cash acquired	(3.5)	(17.8)
Cash used in investing activities	(52.9)	(111.5)

Financing activities:
Net short-term borrowings (repayments)	247.5	(165.9)
Net (repayments) borrowings under long-term revolving credit facilities	(420.0)	90.0
Proceeds from issuance of long-term debt	—	2.2
Payments on long-term debt	(6.6)	(3.3)
Treasury stock purchases	(9.1)	(143.9)
Dividends paid to Equifax shareholders	(15.1)	(15.4)
Dividends paid to noncontrolling interests	(3.3)	(3.3)
Proceeds from exercise of stock options	5.9	14.1
Excess tax benefits from stock-based compensation plans	0.5	1.9
Other	(0.9)	(0.8)
Cash used in financing activities	(201.1)	(224.4)
Effect of foreign currency exchange rates on cash and cash equivalents	4.7	(4.8)
Increase (decrease) in cash and cash equivalents	19.5	(12.6)
Cash and cash equivalents, beginning of period	58.2	81.6
Cash and cash equivalents, end of period	$77.7	$69.0

Common Questions & Answers (Unaudited)

(Dollars in millions)

1.              Can you provide a further analysis of operating revenue and operating income by operating segment?

Operating revenue and operating income consist of the following components:

	Three Months Ended September 30,
					Local Currency
(in millions)	2009	2008	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$131.4	$151.1	$(19.7)	-13%
Mortgage Reporting Solutions	22.5	16.7	5.8	35%
Credit Marketing Services	25.7	30.0	(4.3)	-14%
Direct Marketing Services	21.1	22.8	(1.7)	-7%
Total U.S. Consumer Information Solutions	200.7	220.6	(19.9)	-9%
Europe	36.5	44.9	(8.4)	-19%	-8%
Latin America	52.3	59.3	(7.0)	-12%	-2%
Canada Consumer	26.1	28.3	(2.2)	-8%	-3%
Total International	114.9	132.5	(17.6)	-13%	-4%
The Work Number	37.0	32.6	4.4	13%
Tax and Talent Management Services	46.1	40.8	5.3	13%
Total TALX	83.1	73.4	9.7	13%
North America Personal Solutions	37.1	40.9	(3.8)	-9%
North America Commercial Solutions	16.1	16.7	(0.6)	-4%	-2%
Total operating revenue	$451.9	$484.1	$(32.2)	-7%	-4%

	Nine Months Ended September 30,
					Local Currency
(in millions)	2009	2008	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$403.4	$459.3	$(55.9)	-12%
Mortgage Reporting Solutions	76.5	52.0	24.5	47%
Credit Marketing Services	80.4	101.2	(20.8)	-21%
Direct Marketing Services	61.4	69.9	(8.5)	-12%
Total U.S. Consumer Information Solutions	621.7	682.4	(60.7)	-9%
Europe	102.5	139.1	(36.6)	-26%	-10%
Latin America	145.3	173.6	(28.3)	-16%	-1%
Canada Consumer	73.1	87.2	(14.1)	-16%	-4%
Total International	320.9	399.9	(79.0)	-20%	-5%
The Work Number	116.6	100.6	16.0	16%
Tax and Talent Management Services	140.4	129.1	11.3	9%
Total TALX	257.0	229.7	27.3	12%
North America Personal Solutions	113.0	125.5	(12.5)	-10%
North America Commercial Solutions	47.6	51.6	(4.0)	-8%	-3%
Total operating revenue	$1,360.2	$1,489.1	$(128.9)	-9%	-4%

	Three Months Ended September 30,
		Operating		Operating
(in millions)	2009	Margin	2008	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$69.4	34.6%	$84.2	38.2%	$(14.8)	-18%
International	31.1	27.0%	39.8	30.0%	(8.7)	-22%
TALX	17.7	21.4%	11.8	16.1%	5.9	50%
North America Personal Solutions	10.1	27.3%	12.2	29.8%	(2.1)	-17%
North America Commercial Solutions	2.9	17.8%	2.5	14.8%	0.4	16%
General Corporate Expense	(24.9)	nm	(43.3)	nm	18.4	42%
Total operating income	$106.3	23.5%	$107.2	22.2%	$(0.9)	-1%

	Nine Months Ended September 30,
		Operating		Operating
(in millions)	2009	Margin	2008	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$219.2	35.3%	$261.2	38.3%	$(42.0)	-16%
International	86.6	27.0%	121.4	30.3%	(34.8)	-29%
TALX	56.5	22.0%	38.1	16.6%	18.4	48%
North America Personal Solutions	24.1	21.3%	33.7	26.8%	(9.6)	-28%
North America Commercial Solutions	7.6	15.9%	7.9	15.4%	(0.3)	-4%
General Corporate Expense	(77.8)	nm	(101.2)	nm	23.4	23%
Total operating income	$316.2	23.2%	$361.1	24.2%	$(44.9)	-12%

nm - not meaningful

* Reflects percentage change in revenue conforming 2009 results using 2008 exchange rates.

Common Questions & Answers (Unaudited)

(Dollars in millions)

2.     Can you provide the percentage change in revenue from the second quarter of 2009 in U.S. dollars and local currency?

	U.S. Dollars	Local Currency
	% Change	% Change*
Operating revenue:
U.S. Consumer Information Solutions	-5%
International	9%	4%
TALX	-3%
North America Personal Solutions	-1%
North America Commercial Solutions	2%	0%
Total operating revenue	-1%	-2%

* Reflects percentage change in revenue conforming Q3 2009 results using Q2 2009 exchange rates.

3.              What drove the fluctuation in the effective tax rate?

Our effective income tax rate was 33.6% for the three months ended September 30, 2009, up from 19.6% for the same period in 2008, due primarily to the reversal of a $14.6 million income tax reserve during 2008 related to the expiration of the statute of limitations for an uncertain tax position regarding our Brazilian operations.  During the third quarter of 2009, we recorded a discrete item related to an investment loss in a subsidiary which favorably affected our third quarter of 2009 tax rate by approximately 3 percentage points.  The effective income tax rate was 36.0% for the nine months ended September 30, 2009, up from 31.0% for the same period in 2008, due primarily to the items described above.

4.              Can you provide depreciation and amortization by segment?

Depreciation and amortization are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
U.S. Consumer Information Solutions	$12.0	$11.7	$35.7	$34.3
International	6.0	6.2	17.1	18.4
TALX	15.5	16.0	46.4	47.1
North America Personal Solutions	1.3	0.9	3.5	2.3
North America Commercial Solutions	1.5	1.2	4.3	4.0
General Corporate Expense	3.3	5.4	9.9	11.2
Total depreciation and amortization	$39.6	$41.4	$116.9	$117.3

5.              What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue and operating income is as follows:

	Three Months Ended September 30, 2009
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$(1.4)	-5%	$(0.6)	-6%
Canada Commercial	(0.4)	-5%	(0.1)	-6%
Europe	(4.7)	-11%	(1.0)	-10%
Latin America	(5.9)	-10%	(1.9)	-10%
	$(12.4)	-3%	$(3.6)	-3%

	Nine Months Ended September 30, 2009
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$(10.5)	-12%	$(4.2)	-12%
Canada Commercial	(2.5)	-12%	(1.0)	-14%
Europe	(23.3)	-16%	(4.6)	-15%
Latin America	(26.2)	-15%	(7.8)	-14%
	$(62.5)	-5%	$(17.6)	-5%

6.              2008 expense reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.  $3.3 million and $10.1 million of selling, general and administrative expense for the three and nine months ended September 30, 2008, respectively, have been reclassified to cost of services.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

A.            Reconciliation of net income attributable to Equifax to diluted EPS, adjusted for acquisition-related amortization expense, restructuring and asset write-down charges and income tax benefit:

	Three Months Ended
	September 30,
	2009	2008	$ Change	% Change

Net income attributable to Equifax	$59.7	$72.3	$(12.6)	-17%
Restructuring and asset write-down charges, net of tax (1)	—	10.5	(10.5)	nm
Income tax benefit (2)	—	(14.6)	14.6	nm
Net income attributable to Equifax, adjusted for restructuring and asset write-down charges and income tax benefit	59.7	68.2	(8.5)	-12%
Acquisition-related amortization expense, net of tax	13.7	13.9	(0.2)	-2%
Net income attributable to Equifax, adjusted for restructuring and asset write-down charges, income tax benefit and acquisition-related amortization expense	$73.4	$82.1	$(8.7)	-11%
Diluted EPS, adjusted for restructuring and asset write-down charges, income tax benefit and acquisition-related amortization expense	$0.57	$0.63	$(0.06)	-9%
Weighted-average shares used in computing diluted EPS	128.0	129.8

	Nine Months Ended
	September 30,
	2009	2008	$ Change	% Change

Net income attributable to Equifax	$173.7	$208.8	$(35.1)	-17%
Restructuring and asset write-down charges, net of tax (1)	5.4	10.5	(5.1)	-49%
Income tax benefit (2)	—	(14.6)	14.6	nm
Net income attributable to Equifax, adjusted for restructuring and asset write-down charges and income tax benefit	179.1	204.7	(25.6)	-13%
Acquisition-related amortization expense, net of tax	40.6	41.0	(0.4)	-1%
Net income attributable to Equifax, adjusted for restructuring and asset write-down charges, income tax benefit and acquisition-related amortization expense	$219.7	$245.7	$(26.0)	-11%
Diluted EPS, adjusted for restructuring and asset write-down charges, income tax benefit and acquisition-related amortization expense	$1.72	$1.87	$(0.15)	-8%
Weighted-average shares used in computing diluted EPS	127.8	131.1

B.            Reconciliation of operating income to adjusted operating income, excluding restructuring and asset write-down charges, and presentation of adjusted operating margin:

	Three Months Ended
	September 30,
	2009	2008	$ Change	% Change

Revenue	$451.9	$484.1	$(32.2)	-7%
Operating income	$106.3	$107.2	$(0.9)	-1%
Restructuring and asset write-down charges (1)	—	16.8	(16.8)	nm
Adjusted operating income, excluding restructuring and asset write-down charges	$106.3	$124.0	$(17.7)	-14%
Adjusted operating margin	23.5%	25.6%

nm - not meaningful

(1) Restructuring and asset write-down charges include severance of $8.4 million in the first quarter of 2009 and severance of $10.3 million, certain contractual costs of $4.1 million and asset write-down charges of $2.4 million in the third quarter of 2008. See the Notes to this reconciliation for additional detail.

(2) See Question #3 in the Q&A section of this document.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

C.    Reconciliation of our effective tax rate to an effective tax rate, excluding certain items:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Effective tax rate	33.6%	19.6%	36.0%	31.0%
Income tax benefit (1)	—	15.9%	—	4.7%
Effective tax rate, excluding certain items	33.6%	35.5%	36.0%	35.7%

(1) See Question #3 in the Q&A section of this document.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Restructuring and Asset Write-Down Charges — During the first quarter of 2009, the company recorded an $8.4 million, pretax, ($5.4 million, net of tax) restructuring charge primarily related to severance expense in selling, general and administrative expenses on our Consolidated Statements of Income.  During the third quarter of 2008, we recorded restructuring and asset write-down charges of $16.8 million, pretax, ($10.5 million, net of tax).  Of this amount, $10.3 million related to severance expense and $4.1 million related to certain contractual costs, including office exit and cancellation fees, both of which were recorded in selling, general and administrative expenses on our Consolidated Statements of Income.  The remaining $2.4 million represents software asset write-down charges that were recorded in depreciation and amortization on our Consolidated Statements of Income.

Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the three and nine months ended September 30, 2009, as compared to the same periods in 2008, since charges of such material amounts are not comparable among the periods.  This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income Tax Benefit — During the third quarter of 2008, the applicable statute of limitations related to an uncertain tax position regarding our Brazilian operations expired resulting in the reversal of the related income tax reserves. The reversal of the reserves resulted in the recognition of a $14.6 million income tax benefit. The income tax benefit was recorded in provision for income taxes on our Consolidated Statements of Income.  Management believes excluding this income tax benefit from certain financial results provides meaningful supplemental information regarding our financial results for the three and nine months ended September 30, 2008, since an income tax benefit of such a material amount is not comparable to similar activity in the subsequent periods presented. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Net income and diluted EPS, adjusted for acquisition-related amortization expense, restructuring and asset write-down charges and income tax benefit - We calculate these financial measures by excluding acquisition-related amortization expense, restructuring and asset write-down charges, all net of tax, and the 2008 income tax benefit from the determination of net income in the calculation of diluted EPS. These financial measures are not prepared in conformity with GAAP.  Management believes that these measures are useful because management excludes acquisition-related amortization expense and other items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets and items that impact comparability.

Adjusted operating income and operating margin, excluding restructuring and asset write-down charges - Management believes excluding the 2008 third quarter restructuring and asset write-down charges from the calculation of operating income and margin, on a non-GAAP basis, is useful because management excludes items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that impact comparability.